Exhibit 99.2

[English translation of Chinese original]

Supplemental Agreement

Regarding

Non-competition Agreement

Centralized Service Agreement

Interconnection Settlement Agreement

Provincial Optic Cable Line Leasing Agreement

between

China Telecommunications Corporation

and

China Telecom Corporation Limited

April 13, 2004

THIS SUPPLEMENTAL AGREEMENT was entered into on April 13, 2004 in Beijing, the People’s

Republic of China (the “PRC”) between:

China Telecommunications Corporation (Party A)

Address: 31 Jinrong Street, Xicheng District, Beijing

Legal Representative: Zhou Deqiang

and

China Telecom Corporation Limited (Party B)

Address: 31 Jinrong Street, Xicheng District, Beijing

Legal Representative: Zhou Deqiang.

WHEREAS:

(1) Party A is a state-owned enterprise established and legally existing under the PRC laws;

(2) Party B is a limited liability company established and legally existing under the PRC laws, and its overseas listed shares have been listed on the Stock Exchange of Hong Kong Limited (“Hong Kong Stock Exchange”) and New York Stock Exchange;

(3) Party A, Party B’s controlling shareholder, wholly owns Hubei Telecom Company Limited, Hunan Telecom Company Limited, Hainan Telecom Company Limited, Guizhou Telecom Company Limited, Yunnan Telecom Company Limited, Shaanxi Telecom Company Limited, Gansu Telecom Company Limited, Qinghai Telecom Company Limited, Ningxia Telecom Company Limited and Xinjiang Telecom Company Limited (collectively the “Targeted Companies”);

(4) Approved by the relevant Chinese government authorities, Party A intends to sell, and Party B intends to acquire, Party A’s 100% equity interests in the Targeted;

(5) Party A and Party B entered into a Non-competition Agreement, a Centralized Service Agreement, an Interconnection Settlement Agreement and a Provincial Optic Cable Line Leasing Agreement on September 10, 2002, and a Supplemental Agreement Regarding Non-competition Agreement, Centralized Service Agreement, Interconnection Settlement Agreement and Provincial Optic Cable Line Leasing Agreement on October 26, 2003 (collectively the “Original Agreements”). These Original Agreements are currently applicable to Party B and its existing subsidiaries; and

(6) Both Parties agree to amend certain sections of each Original Agreement, and desire to clearly define the applicability of the Original Agreements to each Targeted Company for the time when such Targeted Company becomes a wholly-owned subsidiary of Party B.

NOW, THEREFORE, after consultations, both Parties hereby agree with the following:

1. Both Parties agree to amend Section 4 of Article 2 in the Supplemental Agreement Regarding Non-competition Agreement, Centralized Service Agreement, Interconnection Settlement Agreement and Provincial Optic Cable Line Leasing Agreement as follows:

“In Article XVII, “Validity of this Agreement and Miscellaneous” of the Centralized Service Agreement, “This Agreement shall....... remain effective until December 31, 2004. This agreement shall be automatically extended for a period of three (3) years upon the expiration date of this Agreement, unless Party B gives three (3) months’ prior notice to terminate this Agreement to Party A “shall be amended as: “This Agreement shall remain effective until December 31, 2004. This Agreement can be extended for another year with no times limit unless Party B gives Party A written notice to terminate three (3) months before the expiration date. Any automatic extension of this Agreement is subject to Party B’s satisfaction of the disclosure and announcement requirement of Hong Kong Listing Rules. Any extension of this Agreement shall be dated as of or traced back to the date following the expiration date of the effective term of this Agreement or the previous extended term. “ Other parts thereof remain unchanged.”

2. Both Parties agree to amend Article 3 of the Supplemental Agreement Regarding Non-competition Agreement, Centralized Service Agreement, Interconnection Settlement Agreement and Provincial Optic Cable Line Leasing Agreement as follows:

“Both Parties agree to amend the Interconnection Settlement Agreement as follows:

In Section 15.1 of Article XV, “Validity of this Agreement and Miscellaneous”, “This Agreement shall remain effective until December 31, 2004. This agreement shall be automatically extended for a period of three (3) years upon the expiration date of this Agreement, unless Party B gives three (3) months’ prior notice to terminate this Agreement to Party A” will be amended as “This Agreement shall remain effective until December 31, 2006. This Agreement can be extended for three (3) years with no times limit unless Party B gives Party A written notice to terminate three (3) months before the expiration date. Any automatic extension of this Agreement is subject to Party B’s satisfaction of the disclosure, announcement and approval by the independent shareholders requirements of Hong Kong Listing Rules. Any extension of this Agreement shall be dated as of or traced back to the date following the expiration date of the effective term of this Agreement or the previous extended term. “Other parts thereof remain unchanged.”

3. Both Parties agree to amend Article 4 of the Supplemental Agreement Regarding Non-competition Agreement, Centralized Service Agreement, Interconnection Settlement Agreement and Provincial Optic Cable Line Leasing Agreement as follows:

“Both Parties agree to amend the Optic Fiber Cable Line Leasing Agreement as follows:

In Section 14.1 of Article 14, “Validity of this Agreement and Miscellaneous”, “This Agreement shall remain effective until December 31, 2004” will be amended as “This Agreement shall remain effective until December 31, 2006.” Other parts thereof remain unchanged.”

4. Both Parties agree and confirm that, starting for the date when each of the Targeted Companies becomes Party B’s wholly-owned subsidiary, the Non-competition Agreement, Centralized Service Agreement, Interconnection Settlement Agreement and the Supplemental Agreement Regarding Non-competition Agreement, Centralized Service Agreement, Interconnection Settlement Agreement and Provincial Optic Cable Line Leasing Agreement, together with the amendments to the Original Agreements set forth herein (and other amendments to the Original Agreements that may be made from time to time by both Parties), are applicable to each of the Targeted Companies.

5. This Supplemental Agreement shall become effective upon the satisfaction of the following conditions:

(1) Party B has obtained the relevant waiver from the Stock Exchange Hong Kong Limited for ongoing connected transactions pursuant to the Hong Kong Listing Rules (limited to Interconnection Settlement Agreement only),

(2) Party B’s independent shareholders have approved the relevant transactions pursuant to the Hong Kong Listing Rules (limited to Interconnection Agreement only); and

(3) Party B has completed the acquisition of each of the Targeted Companies.

6. The formation, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute solutions shall be governed by the PRC laws.

7. In the event of any dispute concerning the validity, interpretation or performance of this Supplemental Agreement, both Parties shall first seek resolution through amicable negotiation. If no resolution can be reached within thirty (30) days after such dispute occurs, either Party shall have the right to bring the matter to a competent people’s court.

8. This Supplemental Agreement shall be executed with corporate seals by the legal representatives or authorized representatives of both Parties.

9. This Supplemental Agreement has six (6) original copies. Each Party shall keep two of them. The other two originals shall be retained by Party B for the purposes of necessary registrations and filings. Each original shall have the same legal power.

China Telecommunications Corporation (Corporate Seal)

Legal Representative or his/her Authorized Representative:

China Telecom Corporation Limited (Corporate Seal)

Legal Representative or his/her Authorized Representative:

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